UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 7, 2014

Potbelly Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 001-36104

Delaware	36-4466837
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

222 Merchandise Mart Plaza, 23rd Floor

Chicago, Illinois 60654

(Address of principal executive offices, including zip code)

(312) 951-0600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240 13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 7, 2014, the Board of Directors (the “Board”) of Potbelly Corporation (the “Company”) appointed Ann-Marie Campbell, 49, as a member of the Board. Ms. Campbell has been designated as a Class III director and will serve until the 2016 annual meeting of the Company’s stockholders or until her successor has been duly elected and qualified. Ms. Campbell has been appointed to the Compensation Committee of the Board. Ms. Campbell is currently President – Southern Division for The Home Depot and has extensive experience in merchandising, sales and marketing.

There are no arrangements or understandings between Ms. Campbell and any other persons pursuant to which she was selected as a director. Ms. Campbell will be eligible to receive the standard compensation paid to non-employee/non-investor directors previously disclosed by the Company. Neither the Company nor the Board is aware of any transaction in which Ms. Campbell has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Ms. Campbell will be indemnified by the Company pursuant to the Company’s Seventh Amended and Restated Certificate of Incorporation and Amended and Restated By-laws for actions associated with being a director. In addition, the Company has entered into an indemnification agreement with Ms. Campbell, which provides for indemnification to the fullest extent permitted under Delaware law. The indemnification agreement is substantially identical to the form of agreement executed by the Company’s other directors and executive officers.

A copy of the Company’s press release announcing the appointment of Ms. Campbell is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release issued by the Company on August 8, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 8, 2014	Potbelly Corporation

	By:	/s/ Matthew Revord
	Name:	Matthew J. Revord
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by the Company on August 8, 2014.